As filed with the Securities and Exchange Commission on September 24, 2004

Registration No. 333-109074

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ALTANA Aktiengesellschaft
(Exact Name of Registrant as Specified in Its Charter)

Federal Republic of Germany	None
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification Number)

Am Pilgerrain 15
D-61352 Bad Homburg v.d. Höhe
Federal Republic of Germany
Tel.: +49 (0) 6172-1712-0
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ALTANA Aktiengesellschaft — Stock Option Plan 2004 (the “SOP 2004”)

ALTANA Investment Plan 2004 (the “AIP 2004”)
(Full Title of the Plans)

ALTANA, Inc.
60 Baylis Road
Melville, N.Y. 11747
U.S.A.
Tel.: (631) 454-7677
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
	to be	offering price	aggregate	registration
Title of securities to be registered(1)	registered(2)	per unit	offering price	fee
SOP 2004, ordinary registered shares, with no par value	85,000	U.S.$62.56 (3)	U.S.$5,317,600	U.S.$674.00

AIP 2004, ordinary registered shares, with no par value(4)	42,000	U.S.$53.72	U.S.$2,256,240	U.S.$286.00

Total	127,000	—	U.S.$7,573,840	U.S.$960.00

(1)	American Depositary Receipts evidencing American Depositary Shares issuable on deposit of the ordinary shares have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-88400).

(2)	The amount of ordinary shares being registered with respect to each of the employee benefit plans identified in the table represents the estimated maximum aggregate amount issuable to the registrant’s employees in the United States pursuant to such plan.

(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 (h) based upon the price at which the options may be exercised, € 51.01 per share, converted to U.S. dollars at the noon buying rate on September 21, 2004.

(4)	Together with every share purchased under the AIP 2004, plan participants will receive one stock appreciation right with respect to the registrant’s shares. No separate consideration will be payable for these rights.

PART I
PART II
SIGNATURES
INDEX TO EXHIBITS
Exhibit 23.1
Exhibit 23.2

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information

     All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

     All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents are incorporated herein by reference:

     a) Our Annual Report on Form 20-F for the year ended December 31, 2003 (File No. 333-99485) (the “Annual Report”). Our consolidated financial statements as of December 31, 2001, 2002 and 2003 and for each of the years in the three-year period ended December 31, 2003 appearing in the Annual Report have been included in such Annual Report and are incorporated herein by reference.

     b) The description of our ordinary shares without par value and a notional value of € 1.00 per share contained in our Registration Statement on Form 20-F (File No. 1-31325), including any amendment thereto or report filed under the Securities Exchange Act of 1934 for the purpose of updating such description.

     c) Our Reports on Form 6-K, dated April 22, 2004 and August 4, 2004.

     All documents subsequently filed by us pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including all annual reports on Form 20-F, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Also, to the extent designated therein, any reports on Form 6-K furnished by us during such period are hereby incorporated by reference in this Registration Statement from the date of furnishing such reports. To the extent that any certified public accountant auditing and reporting on our consolidated financial statements included in any documents filed or furnished by us during such period consents to the use of its reports thereon, such consolidated financial statements shall be deemed to be incorporated by reference in this Registration Statement in reliance upon such firm’s report and authority as experts. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

     The financial statements as of and for the years ended December 31, 2001 and 2002 incorporated herein by reference to the Annual Report have been so incorporated in reliance on the reports of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungs-
gesellschaft, independent auditors, given on the authority of said firm as experts in auditing and accounting.

     The financial statements as of and for the year ended December 31, 2003 incorporated herein by reference to the Annual Report have been so incorporated in reliance on the report of PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     None.

Item 6. Indemnification of Directors and Officers

     The laws of Germany make no provision for the indemnification of officers and directors.

     We have provided insurance for the indemnification of our directors and officers against any general civil liability they may incur in connection with their activities on our behalf, subject to certain limitations. We will continue to provide insurance for the indemnification of our officers and directors against such liability, as well as against liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

4.1	English translation of Articles of Association of ALTANA Aktiengesellschaft, as in effect on July 9, 2003 (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K dated September 24, 2003 (File No. 333-99485))
23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
23.2	Consent of PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
24.1	Power of Attorney (included on signature pages)

Item 9. Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Bad Homburg v.d. Höhe, Germany, on the date of September 24, 2004.

ALTANA Aktiengesellschaft
By:	/s/ Dr. h.c. Nikolaus Schweickart
	Name:	Dr. h.c. Nikolaus Schweickart
	Title:	Chairman of the Management Board and Chief Executive Officer

By:	/s/ Dr. Hermann Küllmer
	Name:	Dr. Hermann Küllmer
	Title:	Member of the Management Board and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Dr. Hermann Küllmer, Dr. Rudolf Pietzke and Klaus Malkomes, or any one or more of them, his true and lawful attorney-in-fact, with power of substitution, in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement on Form S-8 and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue of these presents.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by or on behalf of the following persons in the capacities indicated as of September 24, 2004:

Signature	Title

/s/ Dr. h.c. Nikolaus Schweickart Name: Dr. h.c. Nikolaus Schweickart	Chairman of the Management Board and Chief Executive Officer

/s/ Dr. Hermann Küllmer Name: Dr. Hermann Küllmer	Member of the Management Board and Chief Financial Officer

/s/ Dr. Hans-Joachim Lohrisch Name: Dr. Hans-Joachim Lohrisch	Member of the Management Board

/s/ Dr. Matthias Wolfgruber Name: Dr. Matthias Wolfgruber	Member of the Management Board

Signature	Title

/s/ Klaus Malkomes Name: Klaus Malkomes	Principal Accounting Officer

/s/ Art Dulik Name: Art Dulik	Authorized U.S. Representative

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	English translation of Articles of Association of ALTANA Aktiengesellschaft, as in effect on July 9, 2003 (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K dated September 24, 2003 (File No. 333-99485))
23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
23.2	Consent of PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
24.1	Power of Attorney (included on signature pages)